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EXHIBIT 11.1

                        REDHOOK ALE BREWERY, INCORPORATED

                        COMPUTATION OF EARNINGS PER SHARE




                                                         THREE MONTHS ENDED MARCH 31,
                                                         ----------------------------
                                                             1997           1996
                                                          -----------   -----------
Primary and fully-diluted earnings per common share:

  Weighted average common shares outstanding ...........    7,685,619     7,684,228

  Weighted average common equivalent shares outstanding:

    Series B convertible redeemable preferred stock ....           --     1,289,872

    Stock options, net .................................           --       232,600
                                                          -----------   -----------

Weighted average common and common
    equivalent shares outstanding ......................    7,685,619     9,206,700
                                                          ===========   ===========

Net Income (Loss) ......................................  $  (488,037)  $   883,530
                                                          ===========   ===========

Earnings (Loss) per share ..............................  $     (0.06)  $      0.10
                                                          ===========   ===========